JOINT CODE OF ETHICS

               HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC ("H&W")
                      AND REGISTERED INVESTMENT COMPANIES
                   FOR WHICH H&W SERVES AS INVESTMENT ADVISER


SECTION 1 - BACKGROUND

     This Code of Ethics is adopted by H&W and registered investment companies for which H&W serves as investment adviser under Rule 17j-1 under the Investment Company Act of 1940, as amended ("1940 Act") and in accordance with Section 204A of the Investment Advisers Act of 1940, as amended, and Rule 204-2(a) thereunder. Except where noted, the Code applies to all H&W employees and all "Advisory Persons" (as defined in Rule 17j-1) of the Funds.

     Section 17(j) under the 1940 Act makes it unlawful for persons affiliated with investment companies or their investment advisers to engage in fraudulent personal securities transactions. Rule 17j-1 requires each registered investment company (each a "Fund") and each investment adviser to a Fund to adopt a Code of Ethics that contains provisions reasonably necessary to prevent an employee from engaging in conduct prohibited by the principles of the Rule. The Rule also requires that reasonable diligence be used and procedures be instituted which are reasonably necessary to prevent violations of the Code of Ethics.

SECTION 2 - STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

     The Code of Ethics is based on the fundamental principle that H&W and its employees must put client interests first. As an investment adviser, H&W has fiduciary responsibilities to its clients, including Funds for which it serves as investment adviser. Among H&W's fiduciary responsibilities is the responsibility to ensure that its employees conduct their personal securities transactions in a manner which does not interfere or appear to interfere with any Fund transactions or otherwise take unfair advantage of their relationship to the Funds. All H&W employees must adhere to this fundamental principle as well as comply with the specific provisions set forth herein. It bears emphasis that technical compliance with these provisions will not insulate from scrutiny transactions which show a pattern of compromise or abuse of an employee's fiduciary responsibilities to the Funds. Accordingly, all H&W employees must seek to avoid any actual or potential conflicts between their personal interest and the interest of the Funds. In sum, all H&W employees shall place the interest of the Funds before personal interests.



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SECTION 3 - INSIDER TRADING POLICY

     All H&W employees are prohibited from buying or selling any security while in the possession of material nonpublic information about the issuer of the security. Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information is nonpublic unless it has been effectively communicated to the market place.

     H&W employees are also prohibited from communicating to third parties any material nonpublic information about any security or issuer of securities. Additionally, no H&W employee may use inside information about H&W activities to benefit any Fund or to gain personal benefit. Any violation may result in sanctions, which could include termination of employment with H&W. (See Section 10--Sanctions.)

SECTION 4 - RESTRICTIONS RELATING TO SECURITIES TRANSACTIONS

A. GENERAL TRADING RESTRICTIONS FOR ALL EMPLOYEES

          The following restrictions apply to all H&W employees:

     1. ACCOUNTS. All employees must send copies of all their brokerage statements to the Compliance Department. This includes all broker confirmations received for each executed trade.

     2. ACCOUNTS INCLUDE FAMILY MEMBERS AND OTHER ACCOUNTS. Accounts of employees include the accounts of their spouses, dependent relatives, trustee and custodial accounts or any other account in which the employee has a financial interest or over which the employee has investment discretion (other than Funds and H&W managed separate accounts).

     3. PRECLEARANCE. All employees must obtain approval from the Compliance Officer or preclearance delegatee prior to entering any securities transaction (with the exception of exempted securities as listed in Section 5) in all accounts. Approval of a transaction, once given, is effective for 3 business days, including the day approval was granted (unless otherwise specified in the written approval), or until the employee discovers that the information provided at the time the transaction was approved is no longer accurate. Any transaction not completed within the 3 day (or other specified) time period will require reapproval by the Compliance Officer or preclearance delegatee prior to engaging in any further purchases or sales.

          Employees may preclear trades only in cases where they have a present intention to transact in the security for which preclearance is sought. It is H&W's view that it is not appropriate for an employee to obtain a general or open-ended preclearance to cover


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          the eventuality that he or she may buy or sell a security at some point on a particular day depending upon market developments. This requirement would not prohibit a price limit order, provided that the employee shall have a present intention to effect a transaction at such price. Consistent with the foregoing, an employee may not simultaneously request preclearance to buy and sell the same security.

     4. RESTRICTIONS ON PURCHASES. No employee may purchase any security which at the time is being purchased, or to the employee's knowledge is being considered for purchase, by any Fund or separate account managed by H&W.

     5. RESTRICTIONS ON SALES. No employee may sell any security which at the time is actually being sold, or to the employee's knowledge is being considered for sale, by any Fund or separate account managed by H&W.

     6. RESTRICTIONS ON RELATED SECURITIES. The restrictions and procedures applicable to the transactions in securities by employees set forth in this Code of Ethics shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold or being contemplated for purchase or sale during the relevant period by the Fund. For example, options or warrants to purchase common stock, and convertible debt and convertible preferred stock of a particular issuer would be considered related to the underlying common stock of that issuer for purposes of this policy. In sum, the related security would be treated as if it were the underlying security for the purpose of the preclearance procedures described herein.

     7. PRIVATE PLACEMENTS. Employee purchases and sales of "private placement" securities (including all private equity partnerships, hedge funds, limited partnership or venture capital funds) must be precleared directly with the Compliance Officer or preclearance delegatee. No employee may engage in any such transaction unless the Compliance Officer or her designee and the employee's senior manager have each previously determined in writing that the contemplated investment does not involve any potential for conflict with the investment activities of any Fund or separate accounts.

          If, after receiving the required approval, an employee has any material role in the subsequent consideration by any Fund/separate account of an investment in the same or affiliated issuer, the employee must disclose his or her interest in the private placement investment to the Compliance Officer and the employee's department head. The decision to purchase securities of the issuer by a Fund/separate account must be independently reviewed and authorized by the employee's department head.

     8.   INITIAL PUBLIC OFFERINGS. As set forth in Paragraph A.3. of this
          Section 4, the purchase by an employee of securities offered in an initial public offering (including those that might otherwise be exempted under Section 5) must be precleared. As a matter of policy, employees will not be allowed to participate in so-called "hot" offerings as such


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          term may be defined by H&W or appropriate regulators (e.g., offerings that are oversubscribed or for which the demand is such that there is the possibility of oversubscription).

B. ADDITIONAL TRADING RESTRICTIONS FOR INVESTMENT PERSONNEL

     The following additional restrictions apply to "Investment Personnel." (Investment Personnel (individually, an "Investment Person") are persons who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities by a Fund or H&W separate account client ("Separate Accounts")). The Compliance Department will retain and circulate to all Investment Personnel, at least annually, a current list of Investment Personnel.

     1. NOTIFICATION. Investment Personnel must notify the Compliance Department or preclearance delegatee of any intended transactions in a security for his or her own personal account or related accounts which is owned or contemplated for purchase or sale by a Fund or Separate Account.

     2. BLACKOUT PERIODS. Investment Personnel may not buy or sell a security within 7 CALENDAR DAYS either before or after a purchase or sale of the same or related security by a Fund or Separate Account. For example, if a Fund trades a security on day 0, day 8 is the first day an Investment Person may trade the security for his or her own account. Personal trades for Investment Personnel, however, shall have no effect on the Fund's or Separate Account's ability to trade. For example, if within the seven-day period following his or her personal trade, an Investment Person believes that it is in the best interests of the Fund for which he or she has investment authority to purchase or sell the same security on behalf of the Fund, the trade should be done for the Fund, and an explanation of the circumstances must be provided to the Compliance Department.

     3. ESTABLISHING POSITIONS COUNTER TO FUND POSITIONS. Investment Personnel may not establish a long position in his or her personal account in a security if a Fund or Separate Account would benefit from a decrease in the value of such security. For example, the Investment Person would be prohibited from establishing a long position if (1) the Fund holds a put option on such security (aside from a put purchased for hedging purposes where the Fund holds the underlying security); (2) the Fund has written a call option on such security; or (3) the Fund has sold such security short, other than "against-the-box."

          Investment Personnel may not purchase a put option or write a call option where a Fund or Separate Account for which such person has investment authority holds a long position in the underlying security.

          Investment Personnel may not short sell any security where a Fund or Separate Account holds a long position in the same security or where such Fund or Separate


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          Account otherwise maintains a position in respect of which the Fund or
          Separate Account would benefit from an increase in the value of the security.

     4. PURCHASING AN INVESTMENT FOR A FUND THAT IS A PERSONAL HOLDING. Investment Personnel may not purchase an investment for a Fund or Separate Account that is also a personal holding of the Investment Person or any other account covered by this Code of Ethics, or the value of which is materially linked to a personal holding, unless the Investment Person has obtained prior approval from his or her senior manager.

     5. PROHIBITION ON SHORT-TERM PROFITS. Investment Personnel are prohibited from profiting on any sale and subsequent purchase, or any purchase and subsequent sale, of the same (or equivalent) securities occurring within 60 calendar days ("short-term profit"). This holding period also applies to all permitted option transactions; therefore, for example, an Investment Person may not purchase or write an option if the option will expire in less than 60 days (unless such a person is buying or writing an option on a security that he or she has held more than 60 days). In determining short-term profits, all transactions within a 60-day period in all accounts related to the Investment Personnel member will be taken into consideration in determining short-term profits, regardless of his or her intentions to do otherwise (e.g., tax or other trading strategies). Should an Investment Person fail to preclear a trade that results in a short-term profit, the trade would be subject to reversal with all costs and expenses related to the trade borne by the Investment Person, and he or she would be required to disgorge the profit. Transactions not required to be precleared under Section 5 will not be subject to this prohibition.

C. TRADING RESTRICTIONS FOR DISINTERESTED TRUSTEES OF A FUND

     The following restrictions apply only to disinterested Trustees of a Fund (i.e., any Trustee who is not an "interested person" of a Fund, within the meaning of Section 2(a)(19) of the 1940 Act):

     1. RESTRICTIONS ON PURCHASES. No disinterested Trustee may purchase any security which, to the Trustee's knowledge at the time, is being purchased or is being considered for purchase by a Fund for which he or she is a Trustee.

     2. RESTRICTIONS ON SALES. No disinterested Trustee may sell any security which, to the Trustee's knowledge at the time, is being sold or is being considered for sale by any Fund for which he or she is a Trustee.

     3. RESTRICTIONS ON TRADES IN SECURITIES RELATED IN VALUE. The restrictions applicable to the transactions in securities by disinterested Trustees shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold by any Fund for which he or she is a Trustee (see Section 4.A.6.).


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SECTION 5 - EXEMPTED TRANSACTIONS/SECURITIES

     H&W has determined that the following securities transactions do not present the opportunity for improper trading activities that Rule 17j-1 is designed to prevent; therefore, the restrictions set forth in Section 4 of this Code (including preclearance, prohibition on short-term profits and blackout periods) shall not apply.

A. Purchases or sales in an account over which the employee has no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by an investment adviser or trustee).

B.   Purchases or sales of direct obligations of the U.S. Government.

C. Purchases or sales of bank certificates, bankers acceptances, commercial paper and other high quality short-term debt instruments, including repurchase agreements.

D. Purchases or sales of open-end registered investment companies (including money market funds), variable annuities and unit investment trusts. (However, all exchange traded funds and unit investment trusts (e.g., MITS, DIAMONDS, NASDAQ 100, etc.) must be precleared.)

E. Employer stock purchased and sold through employer-sponsored benefit plans in which the spouse of an H&W employee may participate (e.g., employee stock purchase plans or 401(k) plans) and sales of employer stock (or the exercise of stock options) that is received as compensation by an H&W employee's spouse.

F. Purchases or sales which are non-volitional on the part of the employee (e.g., an in-themoney option that is automatically exercised by a broker; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without employee consultation, to meet a margin call not met by the employee).

G. Purchases which are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment plan.

H. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

I. Purchases or sales of commodities, futures (including currency futures and futures on broad-based indices), options on futures and options on broad-based indices. Currently, "broad-based indices" include only the S&P 100, S&P 500, FTSE 100 and Nikkei 225. Also exempted are exchange-traded securities which are representative of, or related close in value to, these broad-based indices.


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J.   The receipt of a bona fide gift of securities. (Donations of securities, however, require preclearance.)

     THE REPORTING REQUIREMENTS LISTED IN SECTION 6 OF THIS CODE, HOWEVER, SHALL APPLY TO THE SECURITIES AND TRANSACTION TYPES SET FORTH IN PARAGRAPHS D-J OF THIS SECTION (EXCEPT FOR OPEN-END REGISTERED INVESTMENT COMPANIES ("MUTUAL FUNDS") LISTED IN PARAGRAPH D AND TO EXTENT THE SECURITY REFERRED TO IN ANY OTHER PARAGRAPH IS A MUTUAL FUND (E.G., A 401(K) PLAN (PARAGRAPH E) THAT IS ONLY INVESTED IN MUTUAL FUNDS WOULD NOT NEED TO BE REPORTED BUT COMMON STOCK IN A 401(K) WOULD BE REPORTED).

SECTION 6 - REPORTING BY EMPLOYEES

     The requirements of this Section 6 apply to all H&W employees. The requirements will also apply to all transactions in the accounts of spouses, dependent relatives and members of the same household, trustee and custodial accounts or any other account in which the employee has a financial interest or over which the employee has investment discretion. The requirements do not apply to securities acquired for accounts over which the employee has no direct or indirect control or influence.

     Employees are deemed to have complied with the requirements of Section 6.B. and C. provided that the Compliance Department receives duplicate statements and confirmations directly from their brokers and such statements and confirms contain all of the information required in Section 6.B and C.

     Employees who effect reportable transactions outside of a brokerage account (e.g., optional purchases or sales through an automatic investment program directly with an issuer) will be deemed to have complied with this requirement by preclearing transactions with the Compliance Department and by reporting their holdings quarterly on the "Personal Securities Holdings" form, as required by the Compliance Department.

A. INITIAL HOLDINGS REPORT. Each new H&W employee will be given a copy of this Code of Ethics upon commencement of employment. All new employees must disclose their personal securities holdings to the Compliance Department within 10 days of commencement of employment with H&W. (Similarly, securities holdings of all new related accounts must be reported to the Compliance Department within 10 days of the date that such account becomes related to the employee.) With respect to exempt securities referred to in
     Section 5 which do not require preclearance/reporting, employees must nonetheless initially report those exempt securities defined in Section 5.D.-J, except mutual funds.

     1. Initial holdings reports must identify the title, number of shares, and principal amount with respect to each security holding. Within 10 days of commencement of employment, each employee shall file an Acknowledgement stating that he or she has read and understands the provisions of the Code.


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     2.   The name of any broker, dealer or bank with whom the employee maintained an account in which any securities were held for the direct and indirect benefit of the employee as of the date the individual became an employee; and

     3.   The date that the report is submitted by the employee.

B. QUARTERLY TRANSACTION REPORT. All employees must submit no later than 10 calendar days following the end of each quarter a list of all securities transacted during the quarter.

     1. Each employee shall report all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. Reports shall be filed with the Compliance Officer quarterly. Each employee must also report any personal securities accounts established during the quarter. The Compliance Officer shall submit confidential quarterly reports with respect to his or her own personal securities transactions and personal securities accounts established to an officer designated to receive his or her reports, who shall act in all respects in the manner prescribed herein for the Compliance Officer. Such reports need not show transactions effected for, or securities held in, personal securities accounts over which the person has no direct or indirect influence or control.

     2. Every report shall be made no later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

          (i) The date of the transaction, the title, the interest rate and maturity (if applicable), the number of shares and principal amount of each security involved;

          (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (iii) The price of the security at which the transaction was effected;

          (iv) The name of the broker, dealer or bank with or through which the transaction was effected;

          (v)   The date the report is submitted by the employee; and

          (vi) With respect to any personal securities account established during the quarter, the broker, dealer or bank with whom the account was established, and the date the account was established.

     3. In the event the employee has no reportable items during the quarter, the report should be so noted and returned signed and dated.

C. ANNUAL HOLDINGS REPORT. All employees must submit an annual holdings report reflecting holdings as of a date no more than 30 days before the report is submitted. As indicated above, employees who provide monthly statements directly from their brokers/dealers are deemed to have automatically complied with this requirement, provided the reports contain


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     all required information.

     With respect to exempt securities referred to in Section 5 which do not require preclearance/reporting, employees must nonetheless annually report the holdings of those exempt securities that are defined in Section 5.D.-J, except mutual funds.

D. ANNUAL CERTIFICATION OF COMPLIANCE. All H&W employees must certify annually to the Compliance Department that (1) they have read and understand and agree to abide by this Code of Ethics; (2) they have complied with all requirements of the Code of Ethics, except as otherwise notified by or reported to the Compliance Department that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code of Ethics.

E. REVIEW OF TRANSACTIONS AND HOLDINGS REPORTS. All transactions reports and holdings reports will be reviewed by department heads (or their designees) or compliance personnel according to procedures established by the Compliance Department.

SECTION 7 - REPORTING BY DISINTERESTED TRUSTEES OF H&W FUNDS

     A disinterested Trustee of a H&W Fund need only report a transaction in a security if the Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling the official duties of a Trustee of such Fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the Trustee, the security was purchased or sold by any H&W Fund or was being considered for purchase or sale by any H&W Fund for which he or she is a Trustee. In reporting such transactions, disinterested Trustees must provide: the date of the transaction, a complete description of the security, number of shares, principal amount, nature of the transaction, price, commission, and name of broker/dealer through which the transaction was effected.

     As indicated in Section 6.D. for H&W employees, disinterested Trustees of the H&W Funds are similarly required to certify annually to the Compliance Department that (1) they have read and understand and agree to abide by this Code of Ethics; (2) they have complied with all requirements of the Code of Ethics, except as otherwise notified by or reported to the Compliance Department that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code of Ethics.

SECTION 8 - APPROVAL AND REVIEW BY BOARDS OF TRUSTEES

     The Board of Trustees of each Fund, including a majority of Trustees who are disinterested Trustees, must approve this Code of Ethics. Additionally, any material changes to this Code must be approved by such Boards within six months after adoption of any material change. The Board must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent employees from engaging in any conduct prohibited by Rule 17j-1. Prior to approving the


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Code or any material change to the Code, the Boards must receive a certification from the Fund or H&W that it has adopted procedures reasonably necessary to prevent employees from violating the Code of Ethics.

SECTION 9 - REVIEW OF H&W ANNUAL REPORT

     At least annually, each Fund and H&W must furnish to the applicable Fund's Board of Trustees, and the Board of Trustees must consider, a written report that (1) describes any issues arising under this Code of Ethics or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations and (2) certifies that the Fund and H&W have adopted procedures reasonably necessary to prevent H&W employees from violating this Code of Ethics.

SECTION 10 - SANCTIONS

     Potential violations of the Code of Ethics must be brought to the attention of the Compliance Officer or her designee, will be investigated and, if appropriate, sanctions will be imposed. Upon completion of the investigation, if necessary, the matter may also be reviewed by the Code of Ethics Review Committee which will determine whether any further sanctions should be imposed. Sanctions may include, but are not limited to, a letter of caution or warning, reversal of a trade, disgorgement of a profit or absorption of costs associated with a trade, supervisor approval to trade for a prescribed period, fine or other monetary penalty, suspension of personal trading privileges, suspension of employment (with or without compensation), and termination of employment.

SECTION 11 - EXCEPTIONS

     An exception to any of the policies, restrictions or requirements set forth herein may be granted only upon a showing by the employee to the Code of Ethics Review Committee that such employee would suffer extreme financial hardship should an exception not be granted. Should the subject of the exception request involve a transaction in a security, a change in the employee's investment objectives, tax strategies, or special new investment opportunities would not constitute acceptable reasons for a waiver.


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